WAIVER OF WITHDRAWAL CHARGES

                               Subject to all the provisions of this rider and of the rest of the contract, we will waive part or all of (1) any withdrawal and maintenance charges otherwise associated with a full or partial withdrawal, or (2) any annuitization or withdrawal charge due on the annuity date, if an annuitant is (a) terminally ill, or (b) confined to an eligible nursing home or hospital continuously for three months while this contract is in force. This waiver applies only to any purchase payment(s) made one year or more prior to your request(s) for withdrawal, or the annuity date.

    Terminal Illness Option    You may use this  option if you give us  evidence
                               that   satisfies  us  that  an  Annuitants   life
                               expectancy is six months or less. Part of that evidence must be a certification by a licensed physician.


                   Nursing     You  may  use  this  option  if an  Annuitant  is
       Home/Hospital Option    confined  to  an  eligible  nursing  home  and/or
                               hospital starting any time after the contract date, and has been confined there continuously for at least three months.

      Eligible Nursing Home    An eligible  nursing  home is an  institution  or
                               special nursing unit of a hospital which meets at least one of the following recuirements:

                               1. it is Medicare approved as a provider of
                                  skilled nursing care services; or

                               2. it is licensed as a skilled nursing home or as
                                  an intermediate care facility by the state in which it is located; or

                               3. it meets all of the requirements listed below:

                                 (a) it is  licensed  as a  nursing  home by the
                                     state in which it is located;

                                 (b) its main  function  is to provide  skilled,
                                     intermediate, or custodial nursing care;

                                 (c) it is engaged in providing  continuous room
                                     and board accommodations to 3 or more persons;

                                 (d) it is under the supervision of a registered
                                     nurse  (RN)  or  licensed  practical  nurse
                                     (LPN);

                                 (e) it maintains a daily medical record of each
                                     patient; and

                                 (f) it  maintains  control  and records for all
                                     medications dispensed.

                               Institutions which primarily provide residential facilities are not eligible nursing homes.

          Eligible Hospital    An eligible hospital is an institution that meets
                               either of these reauirements:

                               1. It is accredited as a hospital under the
                                  Hospital Accreditation Program of the Joint
                                  Commission on Accreditation of Healthcare
                                  Organizations.

                               2. It is legally operated, has 24 hour a day
                                  supervision by a staff of doctors, has 24 hour a day nursing service by registered graduate nurses, and complies with (a) or (b):

                                 (a) It  mainly   provides   general   inpatient
                                     medical care and treatment of sick and injured persons by the use of medical, diagnostic and major surgical facilities. All such facilities are in it or under its control.

                                 (b) It mainly  provides  specialized  inpatient
                                     medical  care  and  treatment  of  sick  or
                                     injured  persons by the use of medical  and
                                     diagnostic  facilities (including x-ray and
                                     laboratory). All such facilities are in it,
                                     under its control, or available to it under
                                     a written  agreement  with a  hospital  (as
                                     defined   above)  or  with  a   specialized
                                     provider of these facilities.

                               An eligible hospital is not an institution, or part of one, which: (a) furnishes mainly homelike or custodial care. or training in the routines of daily living; or (b) is mainly a school.

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                 Conditions    Your right to be paid under one of these
                               conditions is subject to the following
                               conditions:

                               1. You must choose the option in writing in a
                                  form that meets our needs.

                               2. The contract must not be assigned.

                               3. You must give us any facts we need to satisfy
                                  us that an Annuitant qualifies for one of the options described above.

                               Rider attached to and made a part of this contract on the Contract Date

                               The Prudential Insurance Company of America,

                               By [ILLEGIBLE]
                                  -----------------------
                                         Secretary



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